Exhibit 99.0

For Immediate Release	Contact:	Bob DeFillippo
June 7, 2011		(973) 802-4149

Prudential Institutes Share Repurchase Program

NEWARK, N.J. – Prudential Financial, Inc. (NYSE: PRU) today announced that it is instituting a share repurchase program and has authorized the repurchase of up to $1.5 billion of its outstanding Common Stock through June 30, 2012 under the program.

Management will determine the timing and amount of any share repurchases under the share repurchase authorization based on market conditions and other considerations. The repurchases may be effected in the open market, through derivative, accelerated repurchase and other negotiated transactions and through plans designed to comply with Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with approximately $859 billion of assets under management as of March 31, 2011, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds, investment management, and real estate services. In the U.S., Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit http://www.news.prudential.com/.